UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2005

ZORAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27246	94-2794449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Kifer Road

Sunnyvale, California 94086-5305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (408) 523-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.              Unregistered Sales of Equity Securities.

On May 9, 2005, Zoran Corporation (“Zoran”) entered into an agreement to acquire Oren Semiconductor, Inc. (“Oren”), a privately-held provider of demodulator ICs for the global high definition television market.  Prior to entering into this agreement, Zoran had made investments in Oren that currently represent a 17% ownership stake.  Under the terms of the agreement, Zoran will acquire the remaining 83% of Oren by means of a merger of Oren with a wholly-owned subsidiary of Zoran, in consideration for which Zoran will issue an aggregate of $44.6 million in consideration to the other stockholders of Oren and to employees holding Oren options, of which $16 million will consist of unregistered shares of Zoran common stock, and the remainder will be paid in cash.   The issuance of the shares of Zoran common stock will be made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act for transactions not involving a public offering, based on Zoran’s understanding that it will be issuing securities in the transaction to a limited number of persons, each of whom is an accredited investor.  The exact number of shares of Zoran common stock to be issued in connection with the acquisition will be determined on the basis of a formula involving Zoran's trading prices over a period of time prior to the closing, and therefore cannot be determined at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2005	ZORAN CORPORATION

	By:	/s/ Levy Gerzberg, Ph.D.
Levy Gerzberg, Ph.D.
President and Chief Executive Officer